Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Caesarstone Sdot-Yam Ltd.’s (the “Company”) 2011 Incentive Compensation Plan, as amended, of our reports dated March 7, 2016, with respect to the financial statements and internal control over financial reporting of Caesarstone Australia Pty Ltd included in Caesarstone Sdot-Yam Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 7, 2016.

/s/ Grant Thornton Australia Ltd
Grant Thornton Australia Ltd
Melbourne, Australia
March 29, 2016